Exhibit 16.1

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Date: November 23, 2022

Dear Commissioners:

Re:	Tiziana Life Sciences Ltd Commission File Number 0001723069

We have read the Form 6-K of Tiziana Life Sciences Ltd dated November 23, 2022, which discusses the resignation of Mazars LLP as that company’s independent auditor. We agree with the statements concerning Mazars LLP made in paragraphs one, three, four, and five. We have no basis to agree or disagree with respect to the statements made in paragraphs two and six.

Very truly yours,

/s/ Mazars LLP

30 Old Bailey

London

EC4M 7AU

United Kingdom